UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2025

ASTRONOVA, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 East Greenwich Avenue

West Warwick, RI 02893

(Address of principal executive offices) (Zip Code)

(401) 828-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.05 Par Value	ALOT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2025, AstroNova, Inc. (the “Company”) entered into a Sixth Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Bank of America, N.A., as lender (the “Lender”). The Amendment amended the Amended and Restated Credit Agreement dated as of July 30, 2020, as amended by the First Amendment to Credit Agreement, dated as of March 24, 2021, the LIBOR Transition Amendment, dated as of December 14, 2021, the Second Amendment to Amended and Restated Credit Agreement dated as of August 4, 2022, the Joinder Agreement relating to the Company’s subsidiary Astro Machine Corporation (“Astro Machine”) dated as of August 26, 2022, the Third Amendment to Amended and Restated Credit Agreement dated as of May 6, 2024, the Fourth Amendment to Amended and Restated Credit Agreement dated as of March 20, 2025, and the Fifth Amendment to Amended and Restated Credit Agreement and Waiver Agreement dated as of September 8, 2025 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), among the Company as borrower, Astro Machine as a guarantor, and the Lender.

The Amended Credit Agreement provides for, among other modifications of the Existing Credit Agreement, (i) an increase in the aggregate principal amount of the revolving loan commitment thereunder from $25,000,000 to $27,500,000 until July 31, 2026, after which the aggregate principal amount of the revolving credit facility will reduce to $25,000,000; (ii) an extension of the maturity date of the revolving loan facility thereunder from August 4, 2027 to August 4, 2028; and (iii) the refinancing of the existing term loans under the Existing Credit Agreement into a new term loan in the principal amount of $10,000,000 (the “Term Loan”) and a new term A-2 loan in the principal amount of $9,720,000 (the “Term A-2 Loan”). At the closing of the Amendment, the Company borrowed the entire $10,000,000 Term Loan, the entire $9,720,000 Term A-2 Loan and $1,500,000 under the revolving credit facility. The proceeds of such borrowings were used primarily to repay and refinance the existing term loans together and to pay certain related transaction costs. The revolving credit facility may otherwise be used for general corporate purposes. The Company currently has $17.9 million drawn on the amended revolver.

Under the Amended Credit Agreement, revolving credit loans may continue to be borrowed, at the Company’s option, in U.S. Dollars or, subject to certain conditions, Euros, British Pounds, Canadian Dollars or Danish Kroner.

The Amended Credit Agreement requires that the Term Loan be paid in quarterly installments on the last day of each fiscal quarter of the Company (commencing with the fiscal quarter ending January 31, 2026) through July 31, 2028, in the principal amount of $500,000 each, and the entire then-remaining principal balance of the Term Loan is required to be paid on August 4, 2028. The Amended Credit Agreement requires that the Term A-2 Loan be paid in monthly installments on the last day of each calendar month of the Company (commencing with November 2025) through July 31, 2035, in the principal amount of $40,500 each, and the entire then-remaining principal balance of the Term A-2 Loan is required to be paid on August 4, 2035. The Company may voluntarily prepay the Term Loan or the Term A-2 Loan, in whole or in part, from time to time without premium or penalty (other than customary breakage costs, if applicable). The Company may repay borrowings under the revolving credit facility at any time without premium or penalty (other than customary breakage costs, if applicable), but in any event no later than August 4, 2028, and any outstanding revolving loans thereunder will be due and payable in full, and the remainder of the revolving credit facility will terminate, on such date. The Company may reduce or terminate the revolving line of credit at any time, subject to certain thresholds and conditions, without premium or penalty.

As under the Existing Credit Agreement, the loans under the Amended Credit Agreement are subject to certain mandatory prepayments, subject to various exceptions, from (a) net cash proceeds from certain dispositions of property, (b) net cash proceeds from certain issuances of equity, (c) net cash proceeds from certain issuances of additional debt and (d) net cash proceeds from certain extraordinary receipts. If the revolving credit facility commitment is terminated in full for any reason (whether by scheduled maturity, required prepayment, acceleration, demand, optional termination, or otherwise), the Company is required to prepay the Term A-2 Loan in full concurrently with such termination.

Amounts repaid under the revolving credit facility may be reborrowed, subject to continued compliance with the Amended Credit Agreement. No amount of the Term Loan or the Term A-2 Loan that is repaid may be reborrowed.

The Term Loan, the Term A-2 Loan and revolving credit loans bear interest at a rate per annum equal to, at the Company’s option, (a) the Term SOFR rate as defined in the Amended Credit Agreement (or, in the case of revolving credit loans denominated in Euros or another currency other than U.S. Dollars, the applicable quoted rate), plus a margin that varies within a range of 1.60% to 3.25% based on the Company’s consolidated leverage ratio, (b) the Daily Floating Term SOFR rate as defined in the Amended Credit Agreement (or, in the case of revolving credit loans denominated in Euros or another currency other than U.S. Dollars, the applicable quoted rate), plus a margin that varies within a range of 1.60% to 3.25% based on the Company’s consolidated leverage ratio or (c) a fluctuating reference rate equal to the highest of (i) the federal fund rate plus 0.50%, (ii) Bank of America’s publicly announced prime rate, (iii) the Term SOFR Rate plus 1.00%, or (iv) 0.50%, plus a margin that varies within a range of 0.60% to 2.25% based on the Company’s consolidated leverage ratio. In addition to certain other fees and expenses are required to be paid by the Company to the Lender, the Company is required to pay a commitment fee on the undrawn portion of the revolving credit facility that varies within a range of 0.15% and 0.40% based on the Company’s consolidated leverage ratio.

The Company must comply with various customary financial and non-financial covenants under the Amended Credit Agreement, certain provisions of which covenants were modified by the Amendment. The financial covenants under the Amended Credit Agreement consist of a maximum consolidated leverage ratio that is tested on the last day of each fiscal quarter of the Company and a minimum consolidated fixed charge coverage ratio that is tested on the last day of each fiscal quarter of the Company; the minimum consolidated interim fixed charge coverage ratio under the Existing Credit Agreement was eliminated by the Amendment. The primary non-financial covenants limit the Company’s and its subsidiaries’ ability to incur future indebtedness, to place liens on assets, to pay dividends or distributions on their capital stock, to repurchase or acquire their capital stock, to conduct mergers or acquisitions, to sell assets, to alter their capital structure, to make investments and loans, to change the nature of their business, and to prepay subordinated indebtedness, in each case subject to certain exceptions and thresholds as set forth in the Amended Credit Agreement.

The Lender is entitled to accelerate repayment of the loans and to terminate its revolving credit commitment under the Amended Credit Agreement upon the occurrence of any of various customary events of default, which include, among other events, the following (which are subject, in some cases, to certain grace periods): failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of the Company’s covenants or representations under the loan documents, default under any other of the Company’s or its subsidiaries’ significant indebtedness agreements, a bankruptcy, insolvency or similar event with respect to the Company or any of its subsidiaries, a significant unsatisfied judgment against the Company or any of its subsidiaries, or a change of control of the Company.

The Company’s obligations under the Amended Credit Agreement continue to be secured by substantially all of the personal property assets of the Company (including a pledge of the equity interests held by the Company in its subsidiaries ANI ApS, AstroNova GmbH, AstroNova SAS and AstroNova Portugal, Unipessoal, Lda), subject to certain exceptions, and are guaranteed by, and secured by substantially all of the personal property assets of Astro Machine. The Company’s obligations under the Amended Credit Agreement also continue to be secured by a mortgage on the Company’s owned real property in West Warwick, Rhode Island, and are also secured by a mortgage on Astro Machine’s owned real property in Elk Grove Village, Illinois, which mortgage was entered into in connection with the closing of the Amendment.

The forgoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Sixth Amendment to Amended and Restated Credit Agreement dated as of October 31, 2025 among AstroNova, Inc., Astro Machine Corporation and Bank of America, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRONOVA, INC.

Dated: November 6, 2025	By:	/s/ Thomas D. DeByle
Thomas D. DeByle
Vice President, Chief Financial Officer and Treasurer